EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-3 and related Prospectus of Gander Mountain Company for the registration of 1,304,013 shares of its common stock and to the incorporation by reference therein of our reports dated April 8, 2005, with respect to the financial statements and schedule of Gander Mountain Company, included in its Annual Report (Form 10-K) for the year ended January 29, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
September 28, 2005